Exhibit 23.1



IPVoice Communications, Inc.
Dallas, Texas


                          INDEPENDENT AUDITOR'S CONSENT




Ladies and Gentlemen:


We hereby consent to the incorporation by reference in the Registration Statement of IPVoice Communications, Inc. on Form S-8 (file no. 333-101230) pertaining to the IPVoice Communications 2002 Stock Award Consulting and Employees Services Plan III, of our reports, dated March 26, 2004 and March 7, 2003, on the financial statements of the company, as of December 31, 2003 and 2002, and for the years then ended, respectively, included in the Company's 2003 and 2002 Annual Reports on Form 10-KSB.




/s/Durland & Company, CPAs, P.A.
Durland & Company, CPAs, P.A.

Palm Beach, Florida
April 2, 2004